Exhibit 99.1

Hepion Pharmaceuticals Strengthens Management Team with Three Key Promotions

- Collectively, Company’s Senior Management Team Has More Than 100 Years of Cyclophilin Experience -

EDISON, N.J., October 3, 2019 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”) and chronic viral infection, today announced that it has promoted three key team members with significant cyclophilin-based drug discovery and development experience to senior management positions in order to further position the Company to advance its lead candidate, CRV431.

Daren Ure, PhD; Daniel Trepanier, PhD; and Patrick Mayo, PhD have accepted the new roles of Hepion Pharmaceutical’s Chief Scientific Officer; Senior Vice President of Drug Development; and Senior Vice President of Clinical Pharmacology; respectively.

“Drs. Ure, Trepanier, Mayo and I have been working on cyclophilins, both independently and collaboratively, for the vast majority of our careers,” said Dr. Robert Foster, the Company’s CEO. “I am delighted to see them be promoted to these key positions at a very important point in Hepion’s evolution. Having recently focused our strategy squarely on realizing the significant potential of our lead candidate as a treatment for a variety of chronic liver diseases, I am confident that this strengthened management team will help Hepion to advance CRV431’s clinical development.”

Dr. Ure has been working on cyclosporins and cyclophilins since 2003. Dr. Ure was a Research Scientist at Isotechnika Pharmaceuticals (now Aurinia Pharmaceuticals) and then the Director of Research and Development at Ciclofilin Pharmaceuticals, which was acquired by Hepion in 2016. His dedicated efforts on cyclophilins and cyclosporins, including voclosporin, along with considerable cross-disciplinary experience, have been invaluable in the advancement of CRV431. Dr. Ure brings specialized expertise in understanding the molecular modes of actions of drugs and holds a PhD degree in neurobiology from the University of Alberta. He also conducted six years of postdoctoral work in viral immunology and tissue culturing at Mayo Clinic in Rochester, MN.

Dr. Trepanier has more than 22 years of experience in the pharmaceutical industry, all of which relates to cyclophilins. He began working on cyclophilins in 1996 and developed Aurinia Pharmaceuticals’ voclosporin formulation, which is currently in late-stage clinical trials for the treatment of lupus nephritis and other indications. In addition to this formulation work, he led Isotechnika’s nonclinical development program, before moving to become Director of Drug Development at Ciclofilin Pharmaceuticals in 2016. Dr. Trepanier holds a BSc degree in chemistry and an MSc degree in biochemistry from Concordia University; and a PhD degree in clinical chemistry from the University of Windsor. He completed a postdoctoral fellowship specializing at the University of Alberta, where he began his cyclophilin research in the area of solid organ transplantation.

Dr. Mayo has 20 years of experience in the pharmaceutical industry. He has been working on cyclophilins since 1983, focusing on cyclosporine, tacrolimus and voclosporin. Dr. Mayo provided population pharmacokinetic (“PK”) modelling and simulation support for Aurinia Pharmaceuticals’ Phase 2 voclosporin study in lupus nephritis, as well as PK analyses of early cyclophilin inhibitors developed by Ciclofilin Pharmaceuticals. Dr. Mayo was the Director of Clinical Pharmacology for Isotechnika Pharmaceuticals from Phase 1 through Phase 3 of voclosporin’s development for renal transplantation and plaque psoriasis. Dr. Mayo holds a PhD degree in pharmacokinetics-pharmacodynamics and a BSc degree in pharmacy from the University of Alberta. Dr. Mayo is also an Adjunct Professor at the University of Alberta, Faculty of Pharmacy and Pharmaceutical Sciences.

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and chronic hepatitis virus infection (HBV, HCV, HDV). The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com